GCA Gaffney, Cline & Associates Inc.
Technical and Management Advisers to the Petroleum Industry Internationally Since 1962

Four Oaks Place
1360 Post Oak Boulevard, Suite 2500
Houston, Texas 77056

Telephone: (713) 850-9955
Facsimile: (713) 850-9966
Email: gcah@gaffney-cline.com

C1671.00 March 12, 2009

CONSENT OF GAFFNEY, CLINE & ASSOCIATES, INC.

As the independent reserve engineers for Apco Argentina Inc. (Apco), Gaffney, Cline & Associates, Inc. (GCA) hereby confirms that it has granted and not withdrawn its consent to the reference to GCA's review of Apco's reserves as of December 31 of 2008, 2007 and 2006 in the form and context disclosed by Apco in its Form 10K submission to the United States Securities and Exchange Commission for the period ending December 31, 2008.

Very truly yours,

GAFFNEY, CLINE & ASSOCIATES, INC.

Cesar Guzzetti
Regional Manager